Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT: Philip Mengel

Chief Executive Officer

U.S. Can Corporation

(630) 678-8039

U.S. CAN CORPORATION ANNOUNCES AGREEMENT TO DIVEST ITS

U.S. AND ARGENTINEAN OPERATIONS TO BALL CORPORATION

LOMBARD, ILLINOIS, February 14, 2006 – U.S. Can Corporation announced today that it has entered into a definitive agreement to sell its U.S. and Argentinean operations to Ball Corporation (NYSE: BLL) for approximately 1.1 million shares of Ball common stock and the repayment of approximately $550 million of U.S. Can’s debt. The current shareholders of U.S. Can will retain its European businesses. The transaction is expected to close by the end of the first quarter, subject to customary closing conditions.

“Ball Corporation is one of the most influential and competitive players in the packaging industry,” stated Carl Ferenbach, U.S. Can Chairman and Managing Director of Berkshire Partners, LLC, a private equity firm in Boston. “The sale of these operations from U.S. Can to Ball puts them in very strong hands and assures their continued support and development.”

U.S. Can shareholders will retain the company’s European businesses and will continue to focus on developing the company’s European markets. U.S. Can is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the U.S. and Europe, as well as plastic containers in the U.S. and food cans in Europe.

Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial customers. Ball reported 2005 sales of $5.7 billion and the company employs 13,100 people worldwide.

About U.S. Can Corporation

U.S. Can Corporation is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States and food cans in Europe.

Forward Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the federal securities laws. Such statements involve known and unknown risks and uncertainties which may cause the company’s actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release. By way of example and not limitation and in no particular order, known risks and uncertainties include general economic and business conditions; the company’s substantial debt and ability to generate sufficient cash flows to service its debt; the company’s compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the company’s leverage; the company’s ability to effectively integrate acquisitions; changes in the company’s business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations. In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the company that any future results, performance or achievements will be attained.

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